EXHIBIT 99.1

ION Announces Retirement of Executive Chairman Robert P. Peebler
HOUSTON, TX – January 4, 2013 – ION Geophysical Corporation (NYSE: IO) today announced that on December 31, 2012, Robert P. Peebler retired as Executive Chairman of its Board of Directors, and ION Board member James M. “Jay” Lapeyre, Jr. became ION’s Chairman of the Board. Mr. Peebler served as the company’s President and CEO from 2003 until January 1, 2012, when R. Brian Hanson become the company’s President and CEO and Mr. Peebler transitioned to Executive Chairman. Mr. Peebler will continue to serve ION as a consultant to the company and its Board of Directors.
R. Brian Hanson, ION’s President and CEO, commented, “I would like to thank Bob for his years of service and his many contributions to ION. Bob is a true visionary. When he joined ION (then Input/Output) in 2003, he charted a bold new course for the company. Through his continued leadership and guidance, we have successfully executed on that strategy, transforming ION from a manufacturer of seismic equipment into a provider of integrated geophysical solutions to the global E&P industry. His contributions to this company and the industry have been immeasurable. We look forward to continuing to benefit from his vast knowledge and experience through his new consultant role.”
About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION's offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
ION (Investor relations)
Senior Vice President and Chief Financial Officer
Greg Heinlein, +1 281.552.3011

ION (Media relations)
Vice President, Corporate Marketing
Karen Abercrombie, +1 713.366.7281
karen.abercrombie@iongeo.com